On October 18, 2002, the client-auditor relationship between Combined Penny Stock Fund, Inc. and Stockman Kast Ryan & Co., LLP ceased.

Combined Penny Stock Fund, Inc. has employed the services, as approved by the Board of Directors of Ehrhardt Keefe Steiner & Hottman, as its auditor for the period ended September 30, 2002.